REVISED JOINT DEVELOPMENT
                                    AGREEMENT

     THIS REVISED JOINT DEVELOPMENT AGREEMENT ("Agreement") is made and entered into effective as of August 8, 2000, by and between AVALON EXPLORATION, INC., Fifteen East Fifth, Suite 2100, Tulsa, Oklahoma, 74103 ("Avalon"), and RED RIVER ENERGY, L.L.C., 6120 South Yale, Suite 813, Tulsa, Oklahoma, 74136 ("RRE") (Avalon and RRE are collectively hereinafter referred to as "the Parties").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, RRE and its Affiliates (as hereafter defined) are the owners of certain oil and gas interests in the West Edmond Hunton Lime Unit as hereafter described, and desire to contract with Avalon for the development of the oil and gas reserve potential of the WEHLU by the drilling of a Pilot Project within the unit to be performed by Avalon, upon the terms and conditions of this Agreement; and

     WHEREAS, Avalon desires to engage in the exploitation and if necessary de-watering of a Pilot Project within the unit, to obtain the earning interests provided for herein in the pilot project production and subsequent joint development production, and to operate the wells within the Pilot Project and subsequent joint development areas, all in accordance with the terms and conditions of this Agreement.

     WHEREAS,   Avalon  and  RRE  entered  into  that  certain  agreement  Joint
Development Agreement dated May 25, 2000 and this agreement shall supercede and replace that certain agreement,

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

                               A G R E E M E N T:
                               -----------------
1.       DEFINITIONS.
--------------------

     For the purposes of this Agreement, the following definitions and/or interpretations shall apply:

(a) "Affiliates" shall mean all persons, corporations, companies, partnerships and other entities that own or control a majority of the voting authority of either of the parties, or are related to, affiliated with or under common ownership or control with such owners or either of the parties, including all parent and subsidiary entities.

(b) "AMI" shall mean the Area of Mutual Interest consisting of all of WEHLU and any area outside of WEHLU as mutually agreed by Avalon and RRE to be incorporated into the AMI.

(c) "Completion" of any well as provided for herein has occurred when a well has been fully equipped for the taking of production, through and including the tanks for an oil well and through and including the connection of said well to the existing gathering systems, for a gas well, or plugged and abandoned, after being drilled to Contract Depth, if a dry hole.

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(d)  "Completion  Date" for purposes of this Agreement  shall be the date of the official completion report filed by Avalon on behalf of RRE with the appropriate state, federal or Indian agency having jurisdiction thereof for such well.

(e) "Contract Depth" is a depth sufficient to fully penetrate the stratigraphic equivalent of the Hunton formation.

(f) "Expenditures" shall refer to the total of (a) all severance, ad valorem, windfall profit, and other taxes applicable to the Pilot Wells, the JVDA Wells or the Unit Wells, as applicable, and, (b) all billings or invoices for operating expenses, equipment, supplies, or services, including gathering, transportation, and compression charges, used or intended to be used in connection with the exploration, development, or operation of or applicable to the Pilot Wells, the JVDA Wells or the Unit Wells, as applicable.

(g) "Field Study" shall refer to the Work, analysis and all other information prepared or obtained by Avalon in connection with the determination of the optimal locations, economic viability and project engineering prognosis for the development of the Pilot Project.

(h) "Interest Rate" shall be the prime rate published in the Wall Street Journal (Southwestern Edition) on the date any reimbursement hereunder is demanded (with the last such published rate to govern on any day when a rate is not so published).

(i) "Joint Operating Agreement" shall be the Joint Operating Agreement between Avalon, RRE and other parties evidencing Avalon's contract operational rights and responsibilities for the Pilot Project and the JVDA, the form of which is attached hereto as Exhibit "C".

(j) "JVDA" shall mean the Joint Venture Development Area consisting of all of WEHLU exclusive of the Pilot Project.

(k) "JVDA Production" shall mean and include all oil, gas, casinghead gas, distillate and/or condensate and other minerals which are produced and saved from a JVDA Well.

(l) "JVDA Well" or "JVDA Wells" whether individually or collectively, means any and all wells within WEHLU or the AMI that are drilled and produced as a part of the JVDA on a Spacing Unit, and all increased density wells on such Spacing Unit or any lesser Spacing Units, which are covered by this Agreement.

(m) "Non-commercial Wells" means any wells that is not capable of producing oil and gas and other minerals in Paying Quantities.

(n) "Paying Quantities" means a quantity of oil (including any gaseous hydrocarbons produced with oil) and/or gas (including any liquid hydrocarbons produced with gas) sufficient (not considering the cost of drilling) to repay the cost of operations.

(o) "Pilot Well Production" shall mean and include all oil, gas, casinghead gas, distillate and/or condensate and other minerals which are produced and saved from a Pilot Well.

(p) "Pilot Well" or "Pilot Wells" whether individually or collectively, means a minimum of four (4) and a maximum of eight (8) production wells and

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

     injection well(s) , if necessary drilled pursuant to Section 3 of this agreement together with their associated Spacing Unit, and all increased density wells on a Spacing Unit or any lesser Spacing Units, which are covered by this Agreement and located within WEHLU.

(q) "Pilot Project" shall be a group of up to eight (8) wells, but in no event less than four (4) Pilot Wells capable of producing in Paying Quantities and if necessary, injection well(s) drilled pursuant to this Agreement within their associated Spacing Unit in WEHLU as subsequently agreed to between the Parties.

(r) "Spacing Unit" shall mean a 160 acre drilling and spacing unit, or any such smaller drilling and spacing unit subsequently established within or including a portion of said 160 acre unit to accommodate increased density drilling.

(s) "Third Party Charges" shall be any and all charges incurred by Avalon for the retention of contractors or subcontractors that Avalon deems necessary to perform or assist in the performance of the Work hereunder.

(t) "Unit Production" shall mean and include all oil, gas, casinghead gas, distillate and/or condensate and other minerals which are produced and saved from a Unit Well.

(u) "Unit Well" or "Unit Wells" whether individually or collectively, means any and all wells within WEHLU that are not Pilot Wells or JVDA Wells, including without limitation those wells located on the properties listed in Exhibit "A" attached hereto and made a part hereof.

(v) "WEHLU" shall refer to the West Edmond Hunton Lime Unit as established pursuant to a Plan of Unitization.

(w) "Work" shall mean all of the equipment, services, materials, products, supplies, labor and management personnel required to drill and complete the Pilot Wells hereunder, together with the Field Study.

2. FIELD STUDY.

Avalon agrees to complete the Field Study by August 15, 2000 and will provide a complete copy of the same to RRE upon completion. RRE agrees to provide Avalon with complete access to its well, production, accounting, land, engineering files and field operational facilities in connection with the preparation of the Field Study. Avalon shall provide all of the geologic and engineering staff necessary to perform the Field Study. The Field Study shall be performed by Avalon at its sole cost, risk and expense.

Upon timely delivery of the Field Study, Avalon shall have the right to elect to proceed or discontinue the Pilot Project, which election shall be made in writing to RRE on or before August 31, 2000. Should Avalon elect not to continue with the Pilot Project based on the results of the Field Study, RRE will receive a complete copy of the Field Study and release Avalon from all other claims, responsibilities and obligations with respect to the Pilot Project and this Agreement shall be deemed terminated without any other act by either of the parties. However, should Avalon determine that the results of the Field Study are favorable, Avalon may provide its written election to proceed with the Pilot Project on or before August 31, 2000.

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3. PILOT WELLS.

If Avalon elects to proceed with the development of the Pilot Project, Avalon shall perform a Pilot Project consisting of a minimum of four (4) and a maximum of eight (8) Hunton production wells and if necessary the required injection/disposal well(s). Avalon and RRE shall determine the total number of wells within the Pilot Project based upon their evaluation of the results of the Field Study and information gained from the drilling and test results of the Pilot Project wells. The Pilot Project area will consist of a total of up to eight (8) Spacing Units encompassing 1280 total acres in the combined Pilot Project area, unless Avalon determines a lesser number of Pilots Wells are warranted within the Pilot Project. RRE has presently producing and or shut-in Unit Wells in the respective quarter sections defined on the Exhibit "A" attached hereto and made a part hereof. Avalon agrees to obtain RRE's prior written consent for inclusion of any 160 acre quarter section unit containing a presently producing or shut-in Unit Well unit described on the attached Exhibit "A" in the Pilot Project or the JVDA.

In the event a Pilot Well is lost for any reason prior to being drilled to Contract Depth or Avalon has encountered during the drilling of such Pilot Well mechanical difficulty or formation or condition which would render further drilling impractical or impossible, Avalon may plug and abandon such Pilot Well and thereafter may continue its rights hereunder by commencing a substitute Pilot Well ("Substitute Location") for such well within thirty (30) days from the date the drilling rig for such well was released. Any Substitute Location drilled hereunder shall be drilled subject to the same terms and conditions and to the same depth as provided for the said well. Any reference herein or hereinafter made to the said well shall be deemed to be a reference to any Substitute Locations which may be drilled therefor.

4. EARNING INTERESTS.

RRE hereby grants to Avalon a continuous drilling option on the Pilot Project area. Avalon may exercise its option to receive rights and interests in the Pilot Project upon commencement of operations to drill the first Pilot Well in the Pilot Project. Avalon shall have such an option for the Pilot Project if such operations to drill commence on or before September 30, 2000. If Avalon timely commences such first Pilot Well, Avalon shall earn 100% of RRE's right, title and interest in the Pilot Well Production from each respective Pilot Well and Spacing Unit containing such Pilot Well within an applicable Pilot Project. After commencement of the first Pilot Well, the Pilot Project Wells may be conducted in any order determined by Avalon and its obligation to commence a Pilot Well shall be satisfied if a Pilot Well in the Pilot Project is timely commenced as hereafter provided. To earn such interest in each subsequent Pilot Well Production and corresponding Spacing Units, Avalon must commence operations for the drilling of each subsequent Pilot Well within thirty (30) days from the Completion Date of the previous Pilot Well or such continuous drilling option shall expire, subject to the notice requirements provided in Section 12 hereon. RRE will allow Avalon a 90 day testing and evaluation period after the Completion Date of the fourth (4th) well and the commencement of operations of the fifth (5th) well of the Pilot Project. Should Avalon timely commence each consecutive Pilot Well, Avalon will maintain and continue its right to drill and complete consecutive Pilot Wells within the Pilot Project until Completion of the Pilot Project.

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

5. ASSIGNMENT OF INTERESTS.

Upon the Completion Date of each Pilot Well or JVDA Well drilled within a Pilot Project or the JVDA, RRE agrees to assign all its right, title and interest in the Pilot Well Production from the completed Pilot Well and 60% of RRE's right title and interest in the JVDA Well Production from the completed JVDA Well, subject to RRE's election to participate with its 40% interest as provided herein, in the corresponding Spacing Unit. Title to the leasehold for the Hunton rights is derived from RRE's respective ownership in the entire WEHLU; however, Avalon's earning interest will be limited to Pilot Well Production or JVDA Production received by virtue of the Pilot Wells or JVDA Wells drilled in each respective Spacing Unit. Depth of rights earned will be from the surface to the base of the stratigraphic equivalent of total depth drilled in each Pilot Well or JVDA Well and further limited to those leasehold rights RRE actually owns. Assignment of rights lying outside the Hunton formation will be done for each Spacing Unit as rights are earned limited to those leasehold rights RRE actually owns. RRE will retain all right, title and interest in and to all production from the Unit Wells, if any, within the Pilot Project or the JVDA. RRE grants Avalon the right to operate, drill, inject, dispose fluids into any and all formations which RRE presently owns the leasehold and operating rights to inject said fluids in the WEHLU. All Pilot Wells shall be drilled to the Contract Depth.

The interests earned as specified above shall be conveyed and assigned to Avalon with covenants of special warranty for each Pilot Well, JVDA Well and applicable Spacing Unit pursuant to the applicable form of Assignment attached hereto as Exhibit "B". The assignments for each such well and Spacing Unit and any future assignments for future wells and Spacing Units shall be in a recordable form for the applicable recording offices, shall be otherwise acceptable to Avalon and shall be delivered to Avalon within thirty (30) days after the Completion Date of each Pilot Well or JVDA Well. The assignment shall be made subject to the terms of the WEHLU and to all royalties, overrides and other lease burdens currently existing, but shall otherwise be free and clear of all liens, encumbrances and claims of any kind.

Additionally, the parties may hereafter designate an AMI. If either Avalon or RRE shall own or hereafter acquire any additional leases or rights within the AMI, said party, as soon as possible, shall provide the other party the details of such interest, including purchase price, acreage amounts, description and acquisition costs. Such party shall then have twenty (20) days from receipt of such information to elect whether it wishes to pay its proportionate share (based on each parties respective participating working interest) of the costs and acquire its proportionate share of the leases or rights. In the event such party does not make an election within the twenty (20) day period, or elects not to participate in the acquisition, the leases and rights offered shall not be considered subject to this Agreement and the AMI, and such party shall be deemed to have waived any present or future claim to said leases or rights. Any such leases or rights owned or acquired by the consenting party shall be operated, developed and produced outside the terms and conditions of this Agreement and shall be subject to other joint operating agreements and documentation. By written agreement between Avalon and RRE, the AMI may be expanded or contracted as may be mutually agreed. Any renewal or extension of any leases or rights previously offered and not accepted, shall not be required to be reoffered.

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

6. OWNERSHIP OF INTERESTS.

RRE represents that it owns an approximate 97% Unit leasehold interest in Hunton rights only within the WEHLU and controls field operations with respect to the WEHLU. WEHLU is currently a valid existing unit, which has been duly and properly established and maintained in accordance with applicable Oklahoma law. RRE will deliver to Avalon an average 80.0% net revenue interest on all interests delivered under this Agreement.

7.   RIGHT TO REPURCHASE.
     -------------------

Avalon hereby grants to RRE an option to repurchase from Avalon 40% of RRE's original interest in the Pilot Project, proportionately reduced. Such option shall be exercised in writing and delivered to Avalon within one hundred twenty
(120) days of the Completion Date of the last Pilot Well in the Pilot Project. The repurchase price shall be an amount equal to 40% of the actual costs incurred by Avalon in drilling and completing the Pilot Wells for the Pilot Project. Avalon agrees to reassign such interest free and clear of all liens, overriding royalty interests, or encumbrances not of record prior to Avalon's acquisition of such interest from RRE. Should RRE elect not to exercise its option to repurchase or shall fail to timely elect to repurchase, this option shall terminate and all right, title, and interest of RRE to such 40% option interest shall be null and void.

8.   JVDA WELLS.
     ----------

Upon completion and development of the Pilot Project, Avalon shall have the continuing right to develop the remaining portion of the WEHLU constituting the JVDA on a joint venture basis with RRE. The terms of such venture shall be as follows:

(a)  Avalon  will  have  the  right  to  earn  64.0%  of  the  JVDA   Production
     attributable to RRE's ownership position in the JVDA on a continuous drilling to earn basis.

(b)All JVDA Production attributable to RRE's acreage acquired by Avalon pursuant to Section 8(a) above in the JVDA will be subject to Avalon paying all drilling, testing, completing, and equipping costs equal to a 6.25% carried working interest to the tanks (i.e. ready for production) for the benefit of RRE, proportionately reduced to Avalon's actual interest acquired in each respective Spacing Unit for each JVDA Well.

(c) RRE will deliver to Avalon an average 80.0% net revenue interest equal to the same terms as specified in Section 6 above.

(d) RRE will retain the right to participate in all JVDA Wells in the JVDA with 36.0% of its original leasehold interest in each Spacing Unit. Should RRE elect to participate with its 36.0% interest, said interest shall be in addition to the carried working interest set out in Section 8(b) above. For illustrative purposes only, each parties' JVDA unit working interest, should all parties elect to participate with their full interest, would be as follows, proportionately reduced: Working Interest Before Production in the Tanks: Avalon- 64.0%, RRE- 36.0%; Working Interest After Production in the Tanks: Avalon- 64.0% less (64.0% x 6.25%) = 60.0%, RRE- 36.0% plus
     (64.0% x 6.25%) = 40.0%.

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

(e) Avalon shall provide written notice of any proposed JVDA Well to RRE and RRE shall then have twenty (20) days from receipt of such notice to elect whether it wishes to participate in such JVDA Well. In the event RRE does not make an election within the twenty (20) day period, or elects not to participate in the JVDA Well, Avalon will have the right of first refusal to acquire and participate with such interest. Such right of first refusal shall be exercised by written notification from Avalon to RRE within thirty
     (30) days after the expiration of RRE's twenty (20) day election period. RRE shall retain its right to the 6.25% carried working interest in wells in which it does not elect to participate.

(f) Within one hundred eighty (180) days from the Completion Date of the final Pilot Well in the Pilot Project, Avalon must notify RRE in writing of its desire to develop the JVDA and commence operations on the initial JVDA Well in the JVDA. The parties agree that such one hundred eighty (180) day period is intended to be sufficient time to evaluate the production success from the Pilot Project; however, should additional time be needed to evaluate the success of the Pilot Project, Avalon will request such extension from RRE in writing, and RRE shall not unreasonably withhold its consent thereto.

(g) Avalon will continue to develop the JVDA on a well by well basis within applicable Spacing Units with no more than thirty (30) days elapsing between the Completion Date of one JVDA Well and the commencement of operations on the subsequent JVDA Well.

(h) For any JVDA Well, the drilling and spacing earning units in the JVDA shall be Spacing Units of 160 acre units, unless hereafter modified by the written agreement of the parties.

9 OPERATIONS.

(a) RRE or one of its Affiliates is presently the legal unit operator of the WEHLU as recognized by the Oklahoma Corporation Commission. RRE hereby grants Avalon the right to be contractual operator of all Pilot Wells in the Pilot Project and all JVDA Wells in the JVDA, notwithstanding that RRE shall continue to be the unit operator of WEHLU and continue to be responsible and obligated for all unit operating requirements established by the WEHLU unitization agreement. RRE will retain the right and obligation to operate the WEHLU for all Unit Wells presently in existence and be the legal operator of all Pilot Wells and JVDA Wells drilled by Avalon. RRE agrees to support Avalon in any Oklahoma Corporation Commission or other governmental filings necessary to conduct operations under this Agreement within the boundaries of the WEHLU.

(b) Avalon shall have the responsibility for all operations involved with the drilling and completion of the Pilot Wells and JVDA Wells hereunder and for causing each such well that is capable of producing in Paying Quantities to be hooked-up to the appropriate separation facilities and gathering system. Avalon shall perform all the activities and functions normally performed by an operator as a contract service to the working interest owners in the Pilot Project and JVDA Wells. Avalon's contract operational rights and responsibilities shall be evidenced by the Joint Operating Agreement. In the event any provision of the Joint Operating Agreement conflicts with or is contrary to the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern and control. Any reference in the Joint Operating Agreement to Avalon being the operator shall be deemed to be Avalon as a contract operator under this Agreement. The services, materials, and equipment for such wells shall be procured and used by Avalon in accordance with this Agreement and shall be subject to the

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     interests of Avalon and RRE as provided herein. Upon the Completion Date of each well completed as a well capable of producing oil/and or gas in Paying Quantities, Avalon shall continue to be contract operator and RRE shall continue to be operator of record and Avalon agrees to conduct operations in accordance with the Operations Contract, the form of which is attached hereto as Exhibit "D".

(c) Prior to the commencement of drilling operations on each Pilot Well or JVDA Well, Avalon shall prepare a well program for the drilling and completion of the well. Avalon will conduct its operations of such well in accordance with the terms and conditions of the Joint Operating Agreement.

(d) In performing the drilling program contemplated hereunder, the parties acknowledge that Avalon shall not be obligated to provide services or Third Party Charges for drilling any well beyond the depth specified on the appropriate well program. Should Avalon determine that continued drilling operations on any well have become uneconomical due to unforeseen conditions or circumstances, then Avalon may discontinue further drilling and may commence such further services Avalon deems necessary to determine whether completion operations should be undertaken. Avalon shall provide RRE twenty-four (24) hours notice of Avalon's intent to log a well so that RRE may have a representative present. Upon completion of such log, Avalon shall have the right to make an election to proceed with completion or plugging and abandonment of the well.

(e) RRE shall perform the duties of the operator in accordance with all operating agreements applicable to the Unit Wells and the WEHLU unitization agreement. Avalon agrees to perform or cause to be performed all of its duties and obligations under this Agreement, including, without limitation, with respect to the Pilot Wells and JVDA Wells, the operation of such wells in good faith, in a workmanlike and prudent manner, in conformity with accepted and prudent oil and gas industry standards of operations, in full compliance in all material respects with all applicable federal, state, and local laws, rules, and regulations and in material compliance with all expressed or implied obligations of the lessee under all leases subject hereto and assigned hereunder and in material compliance with the WEHLU unitization agreement. Notwithstanding the above, RRE shall be responsible for collection and distribution of all revenues attributable to the Pilot Wells, the JVDA Wells and the Unit Wells, provided, however, that Avalon shall have the right (i) to assume the administrative functions for revenue distribution under the Pilot Wells and/or the JVDA Wells, and/or (ii) to assume the responsibilities for marketing oil and gas from the Pilot Wells and/or the JVDA Wells, upon twenty (20) days prior written notice to RRE and the written agreement/consent of RRE. The assumption of these functions shall not relieve RRE of its obligations and responsibilities as operator of WEHLU. Avalon shall be responsible for the payment of all Expenditures on any Pilot Well or JVDA Well. RRE shall be responsible for the payment of all Expenditures on all Unit Wells.

(f) Avalon covenants and agrees to use prudent, good faith, and reasonable efforts (and to devote sufficient numbers of its employees and adequate amounts of equipment and machinery) to maintain production from each Pilot Well and JVDA Well operated by it pursuant to this Agreement, all in accordance with industry standards, to the extent that a market exists for such production.

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

(g) RRE will promptly make all filings, elections, and applications and will promptly take such other action (including, without limitation, price re-determination) as may be necessary to establish and obtain the highest maximum pricing category and highest price reasonably available for the oil or gas production from the wells, subject to existing oil or gas purchase contracts. In the negotiation of future contracts for the sale of production from the wells, RRE will use its best efforts to obtain the highest price and best terms reasonably available.

(h) Gas produced and sold from the Pilot Wells and JVDA Wells completed hereunder will be measured at the wellhead prior to commingling with any other gas stream. Copies of measurement tests and monthly volume statements provided by gas purchasers for the subject wells will be available to Avalon from RRE. RRE covenants to maintain sufficient facilities to be able to conduct, and to conduct no less than semi-annually, sufficient tests for each well, so as to be able to allocate the quantities of gas produced back to the well producing such gas within a degree of accuracy normally acceptable within the industry for gas and wells of this nature. RRE shall provide the results of tests to Avalon within ten (10) days after completion of the tests. Avalon shall have the right to inspect the production facilities, surface equipment and meters, to be able to verify the tests and allocations of production for the gas. Oil and condensate produced from the subject wells will be stored and measured separately, before commingling with other well streams. Avalon shall have the right, at its own expense, to determine production and measurement accuracy. Upon request, Avalon shall be provided with advance notice of any meter tests or calibrations so that it may have a representative present to witness such tests.

(i) Each party shall notify the other party of every material adverse claim or demand made or threatened to be made by any person (including any government or governmental agency) affecting the Pilot Wells or the JVDA Wells or the proceeds of production therefrom in any manner whatsoever, and of any proceeding instituted with respect thereto.

(j)RRE, on behalf of itself and any present or future Affiliates, covenants that it will not contract with any third party pursuant to a sublease, farmout or other arrangement for any Unit Well completed as a producer of oil or gas in Paying Quantities, without Avalon's prior written consent during the productive life of any Pilot Well or JVDA Well hereunder, unless required by applicable statutes, rules, regulations or lease obligations, nor will it drill, propose, or consent to drill additional wells located in a Spacing Unit where a Pilot Well or JVDA Well is drilled or Avalon owns the right to propose and drill a JVDA well pursuant to this agreement. Notwithstanding the foregoing, nothing contained in this subsection shall prohibit RRE from drilling replacement Unit Wells should RRE lose such a well during recompletion operations.

10. ENVIRONMENTAL LIABILITY.

RRE, as operator of the WEHLU, shall have all responsibility and liability for any past, present or future generation, handling, storage, transportation, treatment and disposal of all hazardous or toxic substances, pollutants or contaminants ("contamination") at or relating to any Unit Well site in the WEHLU. Avalon, as operator of the Pilot Wells and JVDA Wells, shall have all responsibility and liability for any future generation, handling, storage, transportation, treatment and disposal of all contamination at or relating to any Pilot Well site or JVDA Well site. Each party shall defend and indemnity the other party against all liabilities, obligations, costs and expenses which may arise from a violation of such party's responsibilities described above.

11. HEALTH AND SAFETY COMPLIANCE.

Avalon and RRE shall each comply with, and require and insure that all contractors or subcontractors, vendors and materialmen which it supervises or controls, comply with all federal, state and local laws and ordinances, or orders, regulations and directives issued by any governmental agency, or any health and safety plan pertaining to the health and safety of persons working or otherwise on any well site. All materials furnished and/or work performed under this Agreement, or any subcontract, by Avalon or RRE or any of their respective contractors or subcontractors under their supervision or control, shall fully comply with all governmental safety and health requirements, including the rules and standards contained in the Occupational Safety and Health Act of 1970, as amended, Federal Mine Safety and Health Act of 1977, as amended, and any other applicable or similar federal, state and local safety or health laws, rules or regulations. Avalon and RRE shall, to the extent either of them prepares, supervises or controls the conditions at any well site, provide all safety equipment, materials, tools and personal protection equipment necessary to insure that work is performed in a safe, healthful and workmanlike manner.

12. FAILURE TO CONDUCT DRILLING OPERATIONS OR DEFAULT.

(a) Any failure of Avalon to (i) timely comply with the continuous drilling obligations provided for herein, under circumstances not constituting a force majeure, or (ii) perform or comply with any other provision of this Agreement applicable to Avalon, and with respect to either (i) or (ii) above, after thirty (30) days notice of such event by RRE to Avalon, shall be deemed a default hereunder by Avalon.

(b) Any failure of RRE to perform or comply with any provision of this Agreement applicable to RRE after thirty (30) days notice of such event by Avalon to RRE, shall be deemed a default hereunder by RRE.

(c) Upon a default by Avalon, RRE shall have the right to (i) terminate this Agreement, and (ii) receive reassignments of its interests except as hereafter provided, and (iii) recover such damages and other relief to which it may be entitled at law or in equity. Notwithstanding the foregoing, if such default occurs prior to the Completion Date of the last Pilot Well in the second Pilot Project, RRE shall be entitled to reassignment of its interests in the Pilot Wells and applicable Spacing Units, but in no event shall Avalon be obligated to reassign or release its interest in those Pilot Wells and applicable Spacing Units unless and until Payout has occurred (whether by prepayment or otherwise). Further, if such default occurs after the Completion Date of the last Pilot Well in the Pilot Project or after any JVDA Well has been completed, RRE shall not be entitled to reassignment of its interests in the Pilot Wells, the JVDA Wells and the applicable Spacing Units, and in no event shall Avalon be obligated to reassign or release its interest in those Pilot Wells, JVDA Wells and applicable Spacing Units.

(d) Upon a default by RRE, Avalon shall have the right to any or all of the following: (i) terminate its obligations to drill additional Pilot Wells under this Agreement; (ii) if such default occurs prior to the Completion Date of the last Pilot Well in the Pilot Project, Avalon may, but shall have no obligation to, perform such covenant, agreement or obligation of RRE and any payment made or expense incurred in such performance shall be reimbursed to Avalon by RRE on demand, and, until and unless so reimbursed (other than with revenues from the proceeds of production of the wells), such expenses shall bear interest calculated at the Interest Rate; and
     (iii) recover its damages and exercise all other remedies available, at law or in equity. In addition to the remedies provided in this subparagraph, Avalon shall be subrogated to the extent permitted by law to all rights, liens, and security interests securing the payment of any debt, claims, tax, or assessment for the payment of which Avalon may make an advance. No such payment or performance by Avalon shall constitute a waiver of any such default by RRE. If Avalon shall provide notice to RRE of Avalon's election to terminate this Agreement, Avalon shall thereafter have no further obligations or duties hereunder to drill such additional wells. Such termination shall not have any effect upon Avalon's right to receive payments as described herein, nor shall it affect the validity of any Assignments provided herein as to Pilot Wells or JVDA Wells already completed or in the process of being completed. Such termination shall not have any effect upon RRE's reversionary rights, rights to repurchase and carried interest hereunder.

(e) Any termination of this Agreement shall not affect the obligations specified hereunder that survive termination, including without limitation
     Section 10& Section 13.

(f) Upon RRE's receipt of written notice from Avalon, Avalon may, in its sole discretion, elect to amend completion of a Pilot Project containing fewer than five (5) wells as sufficient performance to continue Avalon's rights under this Agreement.

13. PROTECTION FROM LIENS AND ENCUMBRANCES.

The parties shall keep the interests in the WEHLU free and clear from all liens and encumbrances created by the actions or improper inactions of themselves, their agents and their contractors, except (i) those for which a party has disputed in good faith and diligently acts to resolve, and (ii) any mortgage lien encumbering RRE's rights and interests. The parties acknowledge and agree that RRE's rights and interests in WEHLU are currently subject to mortgage liens and security interests in favor of Bank of Oklahoma, N.A. ("BOK") and that as a condition to this Agreement, RRE shall provide Avalon with BOK's written consent to this Agreement in the form as attached Exhibit "E" and commitment to execute and deliver such partial releases of its mortgage lien in the form as attached Exhibit "F" as Avalon may reasonably require to allow the rights and interests of RRE to be conveyed to Avalon as described in this Agreement free and clear of BOK's liens and security interests. Each party shall defend and indemnify the other party for all damages (including attorneys' fees) for such party's failure to comply with the terms of this paragraph.

14. INSURANCE.

During the term of this Agreement during which Avalon is conducting drilling and completion operations on the Pilot Project and the JVDA, Avalon shall maintain insurance which a prudent operator would maintain on similar projects. During the term of this Agreement, RRE shall maintain insurance with respect to WEHLU and its operations which a prudent operator would maintain on similar projects. Each party shall, upon request of the other party, provide copies or allow inspection of all insurance policies required above and shall provide each other with certificates of insurance evidencing such coverage within ten (10) days after execution of this Agreement.

15. GAS MARKETING AND CONTRACTS.

RRE shall make available to Avalon for inspection, copying and receipt prior to Avalon's commencement hereunder any and all information it possesses (or otherwise has access to), subject to any confidentiality agreements pertaining thereto, regarding existing gas contracts potentially applicable to production from a Pilot Well or a JVDA Well. If gas from the Pilot Wells or JVDA Wells is sold on the spot market, RRE shall consult with and keep Avalon advised on an on-going basis as to the marketing strategy employed with respect to such gas and shall furnish a detailed monthly report to Avalon commencing with the first business day following the first month of gas sales. Such report shall identify the volumes of gas sold, the price obtained therefor, and the purchaser to whom sales were made, with similar reports to be furnished to Avalon on a monthly basis thereafter. WEHLU is currently subject to a gas purchase dedication contract with GPM Gas Company by contract dated February 18, 1998, as amended, and expires on March 31, 2001. Upon expiration or termination of such dedication, Avalon shall retain its right to take its share of production in kind, to separately market its production, or to approve any and all marketing arrangements with respect to its Pilot and JVDA Production .

16. NOTICES.

Any notice required to be given by this Agreement shall be deemed given when placed in the regular course of either first class or U.S certified mail, postage prepaid, or overnight delivery service, and addressed to the respective parties. Any notice required or permitted under this Agreement shall be addressed as follows:

                  RRE:           Red River Energy, L.L.C
                  ---
                                 6120 South Yale, Suite 813
                                 Tulsa, Oklahoma  74136
                                 Attn:  Bob Davis

                  AVALON:          Avalon Exploration, Inc.
                  ------
                                   Fifteen East Fifth, Suite 2100
                                   Tulsa, Oklahoma  74103
                                   Attn:  Randy Sullivan

17.      AUDIT RIGHTS.

Costs incurred and revenue used as the basis to determine Payout shall be subject to the right of protest or question as to correctness thereof; provided, however, all such costs and revenue shall be deemed to be true and correct after twenty-four (24) months following the end of the calendar year in which such cost or revenue is billed or received, unless within the said period a party takes written exception thereto and makes claim on the other party for adjustment. Adjustments shall be made within a reasonable time from receipt and resolution of any such written exception.

18. FORCE MAJEURE.

Neither party shall be liable to the other party, its subsidiaries, affiliates, or any person, firm or corporation in privity with such other party, its subsidiaries or affiliates for any delays or any failure to act hereunder (other than to pay money) which may be due, occasioned or caused, directly or indirectly, by reason of any event of force majeure, which shall include without limitation, the application or entry of any laws, rules, regulations, or orders promulgated by any federal, state or local government body or agency or any court of law or by the rules, regulations or orders of any public body or official purporting to exercise authority or control respecting the activities and operations contemplated hereunder; strikes; lockouts; acts of God, including but not limited to actions of the elements, weather or water conditions; inability to obtain fuel or other critical materials or supplies, including a drilling rig; or any other cause beyond the control of the non-performing party. In the event of the occurrence of any of the foregoing affecting one or more non-performing parties, such party shall give the other party prompt written notice of the force majeure with reasonably full particulars concerning the same, and thereupon the obligations of the party giving such notice, so far as they are affected by the force majeure, shall be suspended during the continuation of any such event or condition and the terms of this Agreement shall be extended for a period of time equal to the period of suspension. The Parties shall make reasonable efforts to avoid the adverse impact of an event of force majeure and to resolve such event or occurrence once it has occurred in order to resume performance.

19. ALTERNATIVE DISPUTE RESOLUTION.
   -------------------------------

Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, if any controversy, claim or dispute ("Dispute") between the parties arises out of the interpretation or performance of this Agreement, the parties hereto agree to make good faith efforts to resolve the dispute amicably as follows:

(a) Either party has the right to request the other to meet to discuss a Dispute. The party requesting the meeting will give at least ten (10) business days notice in writing of the subject it wishes to discuss, provide a written statement of the Dispute, and designate an officer of the company with complete power to resolve the Dispute to attend the meeting. Within three (3) business days, the party receiving the request will provide a responsive written statement and will designate an officer of the company who will attend the meeting with complete power to resolve the Dispute.

(b) If the meeting fails to resolve the Dispute as reflected in an agreement signed by their respective officers, the Dispute shall be submitted for non-appealable, binding determination through arbitration. The parties agree that an officer with complete authority to resolve the Dispute for each entity shall attend the arbitration. An arbitrator, with oil and gas experience, chosen from the judges available through Judicial Arbitration & Mediation Services, Inc. ("JAMS") shall be the arbitrator unless the parties agree on a substitute arbitrator because a JAMS arbitrator is not reasonably available. Unless the parties agree otherwise, the arbitration shall be conducted in accordance with the rules of JAMS on effect of the date of this Agreement.

(c) The arbitrator may consider any matter relevant to the subject of this dispute and shall follow the statutes and substantive decision of Oklahoma law relevant to the subject. The arbitrator shall not have the authority or power to alter, amend or modify any of the terms and conditions of the agreement of the parties. The arbitrator will convene a hearing and issue a final ruling within ninety (90) days of the date of first notice, unless otherwise agreed by the parties.

(d) Any agreement by the parties with respect to arbitration procedures or settlement of the dispute shall be in writing and signed and shall be binding and final upon the parties hereto. The fees and expenses of counsel, witnesses and employees of the parties hereto and all other costs and expenses incurred exclusively for the benefit of the party incurring the same shall be borne by the party incurring such fees and expenses. All other fees and expenses, including without limitation, compensation for the arbitrator, shall be divided equally between the parties.

20. MISCELLANEOUS.

(a) This Agreement is made subject to, and the parties shall comply with all applicable rules, regulations, laws and orders issued or promulgated by any court or governmental agency having jurisdiction over operation, production or marketing on and from the lands covered hereby.

(b) It is not intended nor shall this Agreement ever be construed to create a partnership, joint venture, mining partnership, or association of any kind between any of the parties hereto for any purposes.

(c) Avalon shall be an independent contractor with respect to the performance of all Work hereunder, and unless otherwise specified in writing no person employed by or contracted by one party shall be deemed for any purpose to be the employee, agent, servant or representative of the other party, and neither party shall have direction or right of control over the other party, its employees, agents or contractors in the results to be obtained hereunder, unless such employees, agents or contractors become the express loaned servants of the other party.

(d) The parties expressly agree that this Agreement shall not create any rights in third parties and is not intended to be relied upon by any person or entity other than a signatory to this Agreement.

(e) This Agreement constitutes the entire agreement between the parties hereto relating to the matters covered hereby and no representations, correspondence, or other statements made by either of the parties hereto prior to the date hereof shall form a part of this Agreement and any representations, correspondence, or other statements made by any of the parties hereto prior to the date hereof relating to the matters covered hereby shall be superseded and canceled by the terms of this Agreement.

     Without limiting the foregoing, the parties agree that the Letter of Intent dated February 18, 2000, is hereby superseded and canceled by the terms of this Agreement. No modification, alteration, or amendment of this Agreement shall be effective unless in writing and signed by all of the parties hereto, and no modification or amendment shall be inferred from any act or failure to act, or any rules of waiver, estoppel, ratification, or other equitable principle. No division order signed by Avalon shall be construed to modify or amend the terms of this Agreement.

(f) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF OKLAHOMA. SUBJECT TO THE BINDING MEDIATION AND ARBITRATION PROVISIONS OF SECTION 19 HEREOF, EACH PARTY HERETO HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF OKLAHOMA AND AGREES THAT ANY ACTION RELATING TO THE AGREEMENT BE BROUGHT IN THE CITY OF TULSA, TULSA COUNTY, OKLAHOMA.

(g) Each party agrees that it will maintain the terms of this Agreement in confidence and that it will not cause or permit disclosure to any third party of this Agreement or of the terms hereof or any information received from the other in connection herewith, without the express written consent of the other party, except that disclosures may be made (i) to the extent the disclosing party is required to make the disclosure by statute or by a court, agency or other governmental body having jurisdiction, and (ii) to the extent necessary for the disclosing party to enforce its rights under this Agreement.

(h) This Agreement may be executed in any number of counterparts and each such counterpart so executed shall have the same force and effect as an original instrument as if all of the parties hereto the aggregate counterparts had signed the same document and shall be binding upon the parties hereto, their representatives, successors and assigns, regardless of whether such signatures are notarized or attested by a corporate secretary or other comparable officer.

(i) The paragraph headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

(j) The terms and conditions of this Agreement shall survive the completion of operations hereunder and of any Assignment earned pursuant hereto.

(k) Avalon shall be responsible for payment of all sales and/or use taxes applicable to materials and services furnished in connection with the Pilot Project or the JVDA. (l) At the end of each calendar year, or sooner if Avalon shall request, RRE shall furnish to Avalon such data and information as it may reasonably request to enable Avalon and its engineers to prepare reserve reports for wells drilled in the Pilot Project or the JVDA.

     IN WITNESS WHEROF, the parties hereto have executed this Agreement as of the day and year first above written.

     "RRE"                       RED RIVER ENERGY, L.L.C. (RRE)


                                 By:
                                     -------------------------------------------

                                 Name:
                                       -----------------------------------------

                                 Title:
                                        ----------------------------------------


     "AVALON"                    AVALON EXPLORATION, INC. (AVALON)


                                 By:
                                     -------------------------------------------

                                 Name:
                                       -----------------------------------------

                                 Title:
                                        ----------------------------------------

                RRE/Avalon Joint Development Agreement Exhibit A

Section    TWN     RGE     QUARTER        COUNTY

24         15N      5W     NE,NW,SE      KINGFISHER
25         15N      5W     NE            KINGFISHER
36         15N      5W     SW            KINGFISHER
30         15N      4W     NE,SE         LOGAN
32         15N      4W     SE            LOGAN
33         15N      4W     SE            LOGAN
 5         14N      4W     SW            OKLAHOMA
 8         14N      4W     SE            OKLAHOMA
 9         14N      4W     NE,NW         OKLAHOMA
10         14N      4W     NE,SW,SE      OKLAHOMA
15         14N      4W     NE            OKLAHOMA
15         14N      4W     SW,SE         OKLAHOMA
16         14N      4W     NE            OKLAHOMA
16         14N      4W     SE            OKLAHOMA
17         14N      4W     NE            OKLAHOMA
21         14N      4W     SE            OKLAHOMA
22         14N      4W     NE,SW         OKLAHOMA
27         14N      4W     NE,NW,SW      OKLAHOMA
30         14N      4W     SE            OKLAHOMA
32         14N      4W     NW            OKLAHOMA
32         14N      4W     SE            OKLAHOMA
33         14N      4W     SW            OKLAHOMA
 4         13N      4W     NW            OKLAHOMA
 5         13N      4W     NE            OKLAHOMA
15         13N      4W     NW            OKLAHOMA
16         13N      4W     NW            OKLAHOMA
16         13N      4W     NE            OKLAHOMA
20         13N      4W     NE            OKLAHOMA
 9         12N      4W     SE            OKLAHOMA

                            End of Exhibit A